December 21, 2007

Dear Piedmont Shareholder:

Happy Holidays from your Board of Directors and employees of Piedmont Office Realty Trust! As occurs each quarter, we have enclosed your current quarter's dividend confirmation, and if you have requested that your dividend be mailed to you, your dividend check is being mailed under separate cover.

We enjoyed seeing those of you who attended the Annual Stockholders' Meeting on December 13, 2007. More than 75% of all of our outstanding shares were voted on this year's proposals, which is the largest percentage of shareholder participation we have ever had in any proxy event. All three proposals were approved and a summary of the results follows:

    370,322,332 shares were voted, and each director was re-elected with approximately 94% of the voted shares in favor of each director.
    The proposal to amend our Charter to extend the date by which we must either list or begin an orderly process of liquidation, as explained in the proxy, was approved by 78.4% of the voted shares.
    While it proved unnecessary, the proposal to allow the Annual Meeting to be postponed or adjourned in order to solicit additional proxies was approved with approximately 77.3% of the voted shares.

These election results were certified by an independent inspector of elections, IVS Associates, Inc., who reviewed the proxy vote tabulation initially prepared by The Bank of New York - Mellon. Piedmont's Board of Directors greatly appreciates your support of these important proxy proposals.

The investment uncertainties facing every investor due to the turmoil in both the equity and credit markets are reported almost daily in the newspaper. Please know that your Board is committed to providing a liquidity event as soon as the markets stabilize and to providing the best liquidity option for maximizing shareholder value (whether that liquidity option is a "listing" on a national exchange, the sale of the company, or the orderly sale of our assets). In the meantime, the Board has reinstated our share redemption program to assist shareholders requiring immediate liquidity.

I want to re-emphasize the quality of your investment in our company. The acquisition of our management company in April has resulted in improved financial operations, the establishment of a broad property management operation with offices in eight cities around the country, and the retention of a very experienced management team. Reviewing the leasing highlights for the year, we have approximately 94% of our rental space leased to predominantly highly creditworthy tenants, and we project that approximately 10% of our office space (approximately 2 million square feet) will have been re-leased in multi-year rental agreements this year. We also have sold two wholly owned properties and our interest in two joint ventures this year for a cumulative gain of over $21 million. Proceeds from these sales were reinvested in two additional very attractive properties located in the Washington, D.C. and Chicago metropolitan areas.

Continuing our long-standing conservative investment strategy throughout this year, I believe we have one of the stronger balance sheets in the office REIT sector with investments in 83 high-quality office buildings. We have a low 22% debt-to-equity ratio with significant financial capabilities available from a largely unused $500 million unsecured line of credit. The interest terms on this credit line are attractively priced due to the investment-grade ratings that we received this year from Standard & Poor's and from Moody's.

As the year closes, we are optimistic about the future and believe we are well-positioned to capitalize on opportunities in 2008. Again, we thank you for your support in 2007 and we wish you and your family a blessed holiday season.

Sincerely,

Donald A. Miller, CFA

President and CEO